Exhibit 99.1

Conversion Labs Expects 2020 Revenue up 205% to Record $38.0 Million, Subscription ARR up 525% to $26.0 Million

NEW YORK, NY, January 19, 2021 — Conversion Labs, Inc. (NASDAQ: CVLB), a leading direct-to-consumer telemedicine company, reported preliminary unaudited results for its fourth quarter and full year ended December 31, 2020.

Revenue for the fourth quarter is expected to total $13.6 million, up 265% from $3.7 million in the fourth quarter of 2019. Revenue for the full year is expected to total $38.0 million, up 205% from $12.5 million in 2019.

“Our strong performance in 2020 demonstrated our ability to provide accessible healthcare to an increasing number of patients across the country,” stated Conversion Labs CEO, Justin Schreiber. “We ended the year exceptionally strong, with December revenues hitting a monthly record of $5.1 million, up 321% over December of last year. In fact, December 2020 alone eclipsed the whole of the fourth quarter of 2019.”

“Given our extensive telehealth platform buildout in 2019, we were prepared when the breakout of the COVID-19 pandemic suddenly accelerated the consumer shift from traditional healthcare to telemedicine,” continued Schreiber. “Conversion Labs now has a strong foundation for growth with a differentiated business model that offers patients convenient and affordable access to healthcare services, prescriptions and over-the-counter medications.”

Annual recurring revenue (ARR) generated by subscriptions reached $26.0 million by the end of the year, up 525% compared to the end of 2019 (see description of ARR, below). ARR increased by more than $3.0 million from November to December—another record-setting monthly gain.

Conversion Labs’ head of corporate development, Corey Deutsch, commented: “Conversion Labs is playing an important role in making healthcare accessible to now more than 250,000 patients nationwide. We believe our growth in ARR and continued rapid expansion of this customer base demonstrates strong satisfaction with our products and services, and we expect it to further strengthen as we execute our strategic growth objectives in 2021.”

“We’re excited about the recent relaunch of our proprietary Shapiro MD hair products for men and women under a new subscription-based model,” continued Deutsch. “We expect this to drive greater customer retention similar to the strong results we’ve been seeing with our Rex MD subscription-based model introduced earlier this year. Subscription-based revenue provides us great advantages, including improved forward visibility and lowered overall cost of customer acquisition.”

Schreiber added: “Looking ahead in 2021, we expect our momentum to continue to build, driven by our expanding professional team and growing suite of telehealth brands. Convenience, affordability and health security have become increasingly important to our patients, and this is where we believe Conversion Labs excels beyond anyone else in the industry. We also believe we’re still very much in the early stages of our growth as a leading direct-to-consumer telemedicine business, so we expect 2021 to be our biggest year yet.”

About Conversion Labs

Conversion Labs, Inc. is a leading telemedicine company with a portfolio of online direct-to-consumer brands. The company combines virtual medical treatment with prescription medications and unique over-the-counter products. Its network of licensed physicians offers telemedicine services and direct-to-consumer pharmacy to consumers across the U.S. To learn more, visit Conversionlabs.com.

Annual Recurring Revenue

Conversion Labs calculates annual recurring revenue (ARR) by multiplying by 12 the monthly sum of revenue attributed exclusively to automatic subscription sales from customers that are engaged in the company’s rebill structure for the brands of Shapiro MD, Rex MD and PDFSimpli. In the company’s calculation of ARR, it does not consider sales from customers that repurchase its products themselves in the company’s checkout pages, Amazon Marketplace or through assistance of the company’s customer service representatives, since those sales have a marginal advertising/marketing expense associated with the respective sale. The company also does not consider the revenue attributed to the initial purchase upon acquisition of the respective customer.

Important Cautions Regarding Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Conversion Labs, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Company Contact

Conversion Labs

Juan Manuel Piñeiro Dagnery
CFO

Email Contact

Media and Investor Relations Contact

Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566

Email Contact